Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

FOURTH AMENDMENT TO
amended and restated LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of February 3, 2021, by and between OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time (including Oxford in its capacity as a Lender) (each a “Lender” and collectively, the “Lenders”), and PUMA BIOTECHNOLOGY, INC., a Delaware corporation with offices located at 10880 Wilshire Blvd., Ste. 2150, Los Angeles, CA 90024 (“Borrower”).

Recitals

A.Collateral Agent, Lenders and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of June 8, 2019 (as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of February 27, 2020, as amended by that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of July 6, 2020, as amended by that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of August 5, 2020, and as may be further amended from time to time, the “Loan Agreement”).

B.Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.Borrower has requested that Collateral Agent and Lenders (i) amend the minimum revenue covenant for the fiscal year ending December 31, 2021 and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.Collateral Agent and Lenders have agreed to amend certain provisions of the Loan Agreement, but only to the extent and subject to the terms and conditions, and in reliance upon the representations and warranties, set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.Amendment to Loan Agreement.

2.1Section 6.10 (Minimum Revenue).  Section 6.10 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“6.10Minimum Revenue. Borrower shall achieve net commercial revenues (inclusive of commercial product sales and royalties from commercial product sales, but, for the sake of clarity, exclusive of upfront or milestone payments from licensing agreements), measured in accordance with GAAP as of the last day of each fiscal quarter on a trailing year to date basis greater than or equal to the amounts set forth below.

Fiscal Quarter Ending	Minimum Revenue
March 31, 2021	[***]
June 30, 2021	[***]
September 30, 2021	[***]
December 31, 2021	[***]

New minimum revenue levels for each fiscal quarter following the fiscal year ending December 31, 2021 and each fiscal year thereafter shall be set by the mutual agreement of Borrower, Collateral Agent and the Lenders, such new minimum revenue levels to show year over year revenue growth and based on the projections delivered by Borrower to Collateral Agent and the Lenders pursuant to Section 6.2(a)(iii) hereof, and pursuant to an amendment to this Agreement which Borrower hereby agrees to execute no later than February 28th of each year.  Such revenue projections shall be acceptable to Collateral Agent and the Lenders in their sole but reasonable discretion and in any case shall show year over year revenue growth (at a rate to be reasonably agreed) and it shall be an immediate Event of Default if Borrower, Collateral Agent and the Lenders (in each case acting reasonably) fail to enter into the aforementioned amendment on or prior to February 28th of each year.”

2.2Section 10 (Notices).  Section 10 of the Loan Agreement is hereby amended by replacing the notice information for Collateral Agent with the following:

“If to Collateral Agent:	OXFORD FINANCE LLC
115 South Union Street
Suite 300
Alexandria, VA 22314
Attention: Legal Department
Fax: (703) 519-5225
Email: LegalDepartment@oxfordfinance.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
500 8th Street, NW
Washington, DC 20004
Attention: Eric Eisenberg
Fax: (202) 799-5211
Email: eric.eisenberg@dlapiper.com”

3.Limitation of Amendment.

3.1The amendment set forth in Section 2, is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

3.2This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.Representations and Warranties.  To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

4.1Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof ; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and (b) no Event of Default has occurred and is continuing;

4.2Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3The organizational documents of Borrower delivered to Collateral Agent and Lenders prior to the date hereof, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower; (in each case, except as already have been obtained and are in full force and effect); and

4.7This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.Release.

5.1The Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Collateral Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Collateral Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof and through the date hereof.  Without limiting the generality of the foregoing, the Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest: (a) the right of Collateral Agent and each Lender to exercise its rights and remedies described in the Loan

Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.  In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

6.Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7.Effectiveness.  This Amendment shall be deemed effective upon the due execution and delivery to Collateral Agent and Lenders of this Amendment by each party hereto.

[Balance of Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By:	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Title:	Senior Vice President

BORROWER:

PUMA BIOTECHNOLOGY, INC.

By:	/s/ Maximo Nougues
Name:	Maximo Nougues
Title:	Chief Financial Officer

[Signature Page to Fourth Amendment to Amended and Restated Loan and Security Agreement]